Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

HEARTLAND RECREATIONAL VEHICLES, LLC

(“BUYER”)

AND

DAVID E. FOUGHT, JEFFREY D. FOUGHT, PAUL R. CORMAN, ROBERT L. TIEDGE, , JOHN J. MOHAMED, E. DALE FENTON, DAN E. VAN LIEW, SIDNAW CORPORATION, INC., AND LAURE R. CUNNINGHAM

(COLLECTIVELY, THE “SELLERS”)

JANUARY 5, 2015

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT	i

STOCK PURCHASE AGREEMENT	ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of January 5, 2015, by and among Heartland Recreational Vehicles, LLC, an Indiana Limited Liability Company (the “Buyer”), and David E. Fought, Jeffrey D. Fought, Paul R. Corman, Robert L. Tiedge, John J. Mohamed, E. Dale Fenton, Dan E. Van Liew, Sidnaw Corporation, Inc., and Laure R. Cunningham (collectively the “Sellers”). The Buyer and the Sellers are sometimes respectively referred to as “Party”, and collectively referred to as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined are defined in Section 7.1.

RECITALS

1.

Collectively and by varied percentage, the Sellers own all of the issued and outstanding membership units of DRV, LLC and Cruiser RV, LLC (“CRV” and “DRV” respectively and collectively as the “Company” and/or the “Companies”).

2.	The Companies manufacture and sell travel trailers, travel trailer toy haulers, fifth wheels, and fifth wheel toy haulers (the “Business”).

3.	Buyer is a wholly-owned subsidiary of Thor Industries, Inc.

4.

The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding membership units of the Company (collectively the “Company Units”) for the consideration set forth below, subject to the terms and conditions of this Agreement.

5.

Through separate agreements with DEEG Holdings, LLC and Howe Group, LLC, Buyer also desires to acquire simultaneously with the closing of the transaction contemplated in this Agreement certain real estate (the “Real Estate” herein) which is leased to the Company and used in the Business, for the sum of $3,240,000.00.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Article 1.     THE TRANSACTION

Section 1.1 Purchase and Sale of Company Units. Upon and subject to the terms and conditions of this Agreement, at the Closing (as defined below) the Sellers shall sell, transfer, convey, assign, and deliver to the Buyer, and the Buyer shall purchase, acquire, and accept from the Sellers, the Company Units.

Section 1.2 Purchase Price. The purchase price to be paid by the Buyer to the Sellers at the Closing for the Company Units shall be Forty-Four Million One Hundred Seventy-One Thousand Nine Hundred Eight Dollars ($44,171,908.16) (the “Base Purchase Price (as adjusted, the “Closing Purchase Price”). The Closing Purchase Price shall be subject to adjustment as set forth in Section 1.4 below (as adjusted, the “Purchase Price”). At Closing, Thirty-Nine Million One Hundred Seventy-One Thousand Nine Hundred Eight Dollars ($39,171,908.16) of the Closing Purchase Price shall be payable by Buyer by wire transfer to

STOCK PURCHASE AGREEMENT

accounts designated by Sellers in Exhibit 1.2 hereof and Five Million Dollars ($5,000,000.00) of the Closing Purchase Price (the “Escrow Amount”) shall be paid by the Buyer to Morgan Stanly Smith Barney, LLC (the “Escrow Agent”) to be held pursuant to the provisions of Section 1.5 (the “Escrow”).

Section 1.3 Target Net Assets. The Target Net Assets shall be Twelve Million Two Hundred Eleven Thousand Six Hundred Thirty-one Dollars ($12,211,631.00) (the “Target Net Assets”). Net Assets were, and for the post-closing adjustment shall be, determined using Exhibit 1.3. To the extent that Exhibit 1.3 does not address any procedure necessary for the post-closing adjustment, then such procedures shall be determined using the past practices of the Company to the extent such practices comply with GAAP. In the instance in which any past practice was not GAAP-compliant, the parties shall apply GAAP practices determined by the Buyer. The term “Net Assets” shall have the meaning and will be calculated as set forth on Exhibit 1.3 attached hereto.

Section 1.4 Post-Closing Purchase Price Adjustment.

(a)       As promptly as practicable, but no later than sixty (60) days after the Closing Date, the Sellers’ Representative will cause to be prepared and delivered to the Buyer a certificate (the “Closing Certificate”) setting forth a calculation of the Net Assets of the Company as of the Effective Date (the “Closing Net Assets”), which shall be prepared in accordance with the practices outlined in Section 1.3 hereof. The Buyer and Company will assist the Sellers in the preparation of the Closing Certificate and will provide the Sellers’ Representative and the Sellers’ Representative’s independent accountants access at all reasonable times to the Company’s personnel and properties, books, and records for such purpose, including access to the inventories in order to conduct the inventory count as set forth in Section 1.4(e) hereof. The Closing Certificate shall in respect of the Closing Net Assets reflected thereon, present fairly in all material respects the Net Assets of the Company as of the close of business on December 31, 2014. The Buyer shall have thirty (30) days from the date on which the Closing Certificate is due to review the certificate (the “Review Period”). The Buyer and its accountants shall be provided with customary access to the work papers of the Sellers’ Representatives in connection with such review, subject to the execution of customary confidentiality and other undertakings. If the Buyer disagrees in any respect with any item or amount shown or reflected in the Closing Certificate or with the calculation of the Closing Net Assets, the Buyer may, on or prior to the last day of the Review Period, deliver a notice to the Sellers’ Representative setting forth, in reasonable detail, each disputed item or amount and the basis for the Buyer’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth the Buyer’s position as to the proper Closing Net Assets. If no Dispute Notice is received by the Sellers’ Representative on or prior to the last day of the Review Period, the Closing Certificate shall be deemed accepted by the Buyer, whereupon (1) the Closing Net Assets reflected on the Closing Certificate shall be deemed to be the “Final Net Assets,” and (2) the Buyer or the Sellers, as the case may be, will pay to the other Party the amount owing in accordance with Section 1.4(d) hereof. In the event that the Buyer timely delivers a Dispute Notice to the Sellers’ Representative, the Buyer or the Sellers, as the case may be, will pay to the other Party any undisputed portion of the amount determined under Section 1.4(d) hereof which would be payable regardless of how the matters set forth in

STOCK PURCHASE AGREEMENT	2

the Dispute Notice are resolved (the “Undisputed Amount”). Any amount payable by Sellers under this Section 1.4(a) shall not be paid with funds from the Escrow.

(b)       For fourteen (14) days after the Sellers’ Representative receipt of a Dispute Notice, if any, the Parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such 14-day period, the Buyer and the Sellers hereby agree that they shall engage McGladery LLP or such other firm as the parties may mutually agree upon in writing (the “Independent Accounting Firm”) in respect of this Section 1.4. The Sellers and the Buyer shall submit the disputed matters, as described in the Dispute Notice, together with such arguments as either of them choose to make in connection therewith, in writing to the Independent Accounting Firm within twenty (20) days after the Independent Accounting Firm’s engagement.

(c)       The Sellers and the Buyer shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve the disputed matters based upon the materials submitted to it pursuant to the last sentence of Section 1.4(b) hereof within thirty (30) days following the submission of such materials. The Independent Accounting Firm shall determine, based solely on presentations by the Sellers and the Buyer, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to the Sellers and the Buyer (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Closing Certificate solely as to the disputed items and shall determine the appropriate Final Net Assets on that basis. The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Certificate and the Closing Net Assets, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm: (i) shall be bound to the principles of this Agreement, including those stated in this Section 1.4, (ii) shall limit its review to matters specifically set forth in the Dispute Notice, and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party. All fees and expenses relating to the work of the Independent Accounting Firm shall be borne by the Sellers, on the one hand, and by the Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm (such inverse proportion for each Party shall be the positive value obtained by each Party by dividing (1) the difference of (A) the amount of the Closing Net Assets proposed by such Party and (B) the amount of the Final Net Assets established by the Independent Accounting Firm by (2) the difference between (A) the amount of the Closing Net Assets proposed by the Sellers and (B) the amount of Closing Net Assets proposed by the Buyer), which proportionate allocation will also be determined by the Independent Accounting Firm and be included in the Adjustment Report. The Adjustment Report, absent fraud, shall be final and binding upon the Buyer and the Sellers, shall be deemed a final arbitration award that is binding on each of the Buyer and the Sellers, and no Party shall seek further recourse to courts, other tribunals

STOCK PURCHASE AGREEMENT	3

or otherwise, other than to enforce to the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court having proper jurisdiction.

(d)       Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by mutual agreement of the Parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Closing Purchase Price shall be (i) increased dollar-for-dollar by the amount by which the Final Net Assets exceeds the Target Net Assets or (ii) decreased dollar-for-dollar by the amount by which the Final Net Assets is less than the Target Net Assets. Any adjustment to the Closing Purchase Price pursuant to this Section 1.4 shall be paid by the Buyer or the Sellers, as the case may be, as follows:

(i)       if a timely Dispute Notice is not delivered, on the fifth (5th) Business Day following the end of the Review Period, or

(ii)       if a timely Dispute Notice is delivered, (A) with respect to Undisputed Amounts paid pursuant to the second to last sentence of Section 1.4(a), on the fifth (5th) Business Day following the delivery of a Dispute Notice to the Sellers, and (B) on the fifth (5th) Business Day following the resolution of all matters set forth in the Dispute Notice by mutual agreement of the Parties or on the fifth (5th) Business Day following the date on which the Adjustment Report has been received by the Sellers’ Representative and the Buyer less any payment made by the Buyer or the Seller, as the case may be, as described in the foregoing clause (A).

Any such payments shall be made by wire transfer of immediately available funds to an account or accounts designated by the Buyer or the Sellers’ Representative, as the case may be, at least two (2) Business Days prior to the applicable payment date. Any amounts payable by Sellers under this Section 1.4(d) shall not be paid from the Escrow.

(e)       On the morning of the Closing Date and prior to the Company opening for business, the Company shall commence a complete physical identification of its inventory and count thereof as of the Closing. The Sellers’ Representative and the Buyer, and each of their respective representatives and accountants, shall be entitled (i) to have unrestricted access to observe, and make inquiries with regard to, the foregoing inventory count, and (ii) to test and sample such inventory during the course of such inventory count. Any disagreement between the Parties with respect to the inventory count, but not the value of such inventory, shall be resolved at the time of the inventory count, subject to the ability of Sellers to provide an inventory count listing as of the end of the inventory count procedures on that date. This inventory count will be utilized by the Parties in the determination of the Closing Net Assets. Buyers and Sellers agree to use their best efforts to adjust any inventory count that is, or appears to be, incorrect based on a review of the inventory compilation prepared by the Company utilizing the counts from the inventory count procedures. If Buyer, prior to final determination of the Closing Net Assets or Final Net Assets, determines that any inventory count appears incorrect or unreasonable, Buyer shall not be bound by the incorrect inventory count when determining the Closing Net Assets or Final Net Assets, as applicable, but shall instead use an adjusted inventory count and shall disclose to Sellers the methodology used by Buyer to determine the adjusted inventory count. Sellers shall have a

STOCK PURCHASE AGREEMENT	4

reasonable opportunity to make inquiries with regard to the adjusted inventory count and Buyer’s methodology.

Section 1.5 Escrow. Buyer shall deliver the Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit 1.5 (the “Escrow Agreement”) among Buyer, Sellers’ Representative, and the Escrow Agent. The Escrow Amount is to be held in an interest-bearing account pursuant to the Escrow Agreement and, together with all income earned thereon, will serve as security to satisfy claims for indemnity pursuant to Article 4 and any other obligations of Sellers allowable hereunder. On the six month anniversary of the Closing Date, an amount equal to twenty-five percent (25%) of the original amount less any withdraws and claims (even if not yet resolved) made from or against the account prior to the six month anniversary of the Closing Date shall be distributed to the Sellers. On the twelve month anniversary of the Closing Date, all funds contained in the escrow account in excess of the sum of fifty percent (50%) of the original amount plus any claims (even if not yet resolved) made from or against the account prior to the twelve month anniversary of the Closing Date shall be distributed to the Sellers. On the eighteen month anniversary of the Closing Date, all funds contained in the escrow account in excess of the sum of twenty-five percent (25%) of the original amount plus any claims (even if not yet resolved) made from or against the account prior to the eighteen month anniversary of the Closing Date shall be distributed to the Sellers. On the two year anniversary of the Closing Date, if Buyer has not asserted claims in excess of the amount then held in the Escrow Account against one or more of the Sellers’ Indemnified Parties, then Buyer shall instruct the Escrow Agent to release from the Escrow Account (and deliver to Seller) an amount equal to (i) the amount in the Escrow Account minus (ii) the sum of the then asserted (but not yet resolved) claims. For purposes of this Section 1.5, the term “claim” shall be defined as indicated in Exhibit 1.5 hereof and that value of any such “claim” shall be determined as provided in Exhibit 1.5.

Section 1.6 The Closing.

(a)       Time and Location. The closing of the purchase and sale of the Company Units and the consummation of the other transactions contemplated herein (the “Closing”) shall take place at Thor Industries, Inc., 601 East Beardsley, Elkhart, IN, at 7:00 a.m. (local time) on January 5, 2015, or at such other date as the Parties may mutually agree in writing (the “Closing Date”). The Closing shall be deemed effective as of January 1, 2015 12:01 a.m. For clarity purposes, Sellers shall maintain all insurance applicable to DRV and CRV through January 5, 2015.

(b)       Actions at the Closing.

At the Closing:

(i)       the Sellers shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments, agreements, and documents required to be delivered pursuant to this Agreement;

(ii)       the Buyer shall deliver (or cause to be delivered) to the Sellers’ Representative the various certificates, instruments, agreements, and documents required to effectuate the transactions contemplated herein;

STOCK PURCHASE AGREEMENT	5

(iii)       the Sellers shall deliver to the Buyer certificates evidencing all of the Company Units, duly endorsed in blank or with stock powers duly executed by the Seller, free and clear of all Encumbrances (as hereinafter defined);

(iv)       the Sellers’ Representative shall deliver (or shall cause to be delivered) to the Buyer the minute books, stock books, ledgers and registers, corporate seals, and other similar corporate records of the Company;

(v)       Buyer shall receive deeds from DEEG Holdings, LLC and Howe Group, LLC for real estate at which the Company operates; and

(vi)       the Buyer shall deliver amounts as specified in Section 1.2 hererof.

Article 2.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

Section 2.1 Organization, Qualification, and Corporate Power.

(a)       DRV and CRV are entities duly organized, validly existing and in good standing under the laws of the State of Indiana, and they are duly qualified to conduct business in the jurisdictions set forth on Section 2.1(a) of the Disclosure Schedule. CRV has made a valid election effective July 12, 2004 to be treated as an S Corporation within the meaning of Section 1361 and 1362 of the code and on the date of election and at all times since the election been qualified to conduct business as a Subchapter S Corporation under applicable laws. DRV and CRV have all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(b)       The Sellers have made available to the Buyer correct and complete copies of the Organizational Documents of DRV and CRV (as amended to date) and have made available to the Buyer the minute books and stock records of DRV and CRV.

Section 2.2 Capitalization and Ownership.

(a)       The authorized membership units of CRV consists of 1,000 units of which 1,000 units are issued and outstanding to the Members as set forth on Section 2.2(a) of the Disclosure Schedule. The authorized membership units of DRV consists of 3,454.54 units of which 3,454.54 units are issued and outstanding to the Members as set forth on Section 2.2(a) of the Disclosure Schedule. The issued and outstanding units of CRV and DRV, collectively, constitute the Company Units.

(b)       All of the Company Units are duly authorized, validly issued, fully paid, and nonassessable. There are no outstanding or authorized securities convertible into, exchangeable for, or carrying the right to acquire equity securities of the Company or any subscriptions, warrants, options, rights (including preemptive rights), or other arrangements or commitments obligating the Company to issue or dispose of any of its securities or any ownership interest therein. The Sellers hold of record and own beneficially all of the Company Units, free and clear of any Taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, charges, claims, pledges, voting trusts, voting agreements, proxies, security holder or similar agreements, encumbrances, or restrictions on transfer (other than applicable securities law

STOCK PURCHASE AGREEMENT	6

restrictions) (“Encumbrances”), other than those restrictions on transfers, if any, contained in the Company’s Organizational Documents and set forth on Section 2.2(b) of the Disclosure Schedule. The consummation of the transactions contemplated hereby will not cause any Encumbrance to be created or suffered upon the Company Units, other than Encumbrances created or suffered by the Buyer.

Section 2.3 Authority. The Sellers have all requisite power, authority, and legal capacity to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement and such other agreements and instruments contemplated hereby have been, or will be on the Closing Date, duly and validly executed and delivered by the Sellers and constitute (or will constitute on the Closing Date), assuming the due authorization, execution, and delivery by the other parties thereto, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, except that such enforcement may be subject to or limited by (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium ,and similar Legal Requirements related to or affecting the rights of creditors generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or in equity).

Section 2.4 Noncontravention; Consents and Approvals.

(a)       Except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby, will (i) conflict with or violate any provision of the Organizational Documents of the Company, (ii) conflict with, result in a Breach of, constitute (with or without due notice or lapse of time) a default under, result in the loss of benefit under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent, or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Encumbrance (as hereinafter defined), or other arrangement to which any of the Sellers or the Company is a party or by which the Sellers or the Company is bound or to which any of their respective assets is subject, (iii) result in the imposition of any Encumbrance upon the Company Units, (iv) result in the imposition of any Encumbrance upon any assets of the Company, or (v) assuming the filings, registrations, notifications, authorizations, consents, and approvals referred to in Section 2.4(b) hereof have been obtained or made, as the case may be, violate any Legal Requirement applicable to any of the Sellers or the Company.

(b)       No filing or registration with, notification to, or authorization, consent, or approval of any Governmental Authority is required in connection with the execution and delivery of this Agreement by Sellers or the performance by Sellers of his, her, or its obligations hereunder, except (i) compliance with any applicable filing requirements of the Hart-Scott-Rodino Antitrust Improvement Act (the “HSR Act”), (ii) those that become applicable as a result of matters specifically related to the Buyer or its Affiliates, or (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations, and filings, the failure of which to be obtained or made would not have a Material Adverse Effect.

STOCK PURCHASE AGREEMENT	7

Section 2.5 Equity Investments. Except as set forth on Section 2.5 of the Disclosure Schedule, the Company does not control, directly or indirectly, or have any direct or indirect equity ownership or participation in, any other Person.

Section 2.6 Financial Statements. Sellers have delivered to Buyer: (a) an internally-prepared balance sheet of the Companies as of December 31, 2013 (including the notes thereto, the “December 2013 Balance Sheet”), and the related statements of income and cash flow for the fiscal year then ended (“Annual Income Statement” and collectively, with the Balance Sheet all of which have been subjected to review procedures by the Company’s independent accounting firm, Porte & Brown (the “Annual Financial Statements”)), and (b) an internally prepared balance sheet of the Companies as of June 30, 2014 (the “Interim Balance Sheet”), and the related internally prepared statements of income as of June 30, 2014 (the “Interim Income Statement” and, collectively with the Interim Balance Sheet, the “Interim Financial Statements”). The Annual Financial Statements and Interim Financial Statements fairly present in all material respects the financial condition and the results of operations of the Companies as of the respective dates and for the respective periods referred to in such Annual Financial Statements or Interim Financial Statements, all in accordance with GAAP except as otherwise disclosed on Schedule 2.6 hereof.

Section 2.7 Tangible Property. The Company owns or leases all buildings, plants, structures, machines, equipment, and other tangible property reflected on the December 2013 Balance Sheet and the Interim Balance Sheet or otherwise used by the Company in the conduct of the Business as presently conducted (other than property sold, consumed, or otherwise disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet) (the “Tangible Property”), free and clear of all Encumbrances, except for Encumbrances listed on Section 2.7 of the Disclosure Schedule.

Section 2.8 Condition of Tangible Property. (a) The Tangible Property is in operating condition and repair, is free from material defects, and is adequate for the uses to which the Tangible Property is being used at Closing, ordinary wear and tear excepted, and (b) none of the Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that would not result in a Material Adverse Effect. The Tangible Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by the Company prior to the Closing.

Section 2.9 Absence of Material Adverse Changes, Etc. From the date of the Interim Balance Sheet until the date hereof, there has not been any events which have resulted in or could reasonably expected to result in a Material Adverse Effect.

Section 2.10 No Undisclosed Liabilities. Except as set forth in Section 2.10 of the Disclosure Schedule, the Company does not have any liability, whether known or unknown, contingent or otherwise, except for (a) liabilities shown on the Interim Balance Sheet, (b) liabilities of the type reflected on the Interim Balance Sheet which have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business, (c) contractual liabilities (other than liabilities arising as a result of a default thereunder) incurred in the Ordinary Course of Business, and (d) liabilities which are deemed immaterial. For purposes of this section “immaterial” shall mean any liability with a reasonably assessed value of less than Fifteen Thousand Dollars ($15,000.00)

STOCK PURCHASE AGREEMENT	8

Section 2.11 Tax Matters.

(a)        For purposes of this Agreement, “Taxes” (including with correlative meaning “Tax”) shall mean: (i) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs, or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, payroll, profits, license, lease, service, service use, gains, franchise, and other taxes imposed by any Governmental Authority; (ii) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof; and (iii) any items described in this Section 2.11(a) that are attributable to another Person but that the Company is liable to pay by Legal Requirement, by contract, or otherwise. For purposes of this Agreement, “Tax Returns” means all any and all reports, returns, declarations, statements, forms, or other information supplied to a Taxing Authority (as defined below). For purposes of this Agreement, “Taxing Authority” means any applicable Governmental Authority responsible for the imposition of Taxes.

(b)        For all open periods under the applicable statute of limitations, the Company has timely filed all Tax Returns of the type and in the jurisdictions identified in Schedule 2.11(b) of the Disclosure Schedule. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements and all Taxes shown to be due and owing by the Company on any such Tax Return have been paid timely. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c)        Except as disclosed on Section 2.11(c) of the Disclosure Schedule, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any Taxing Authority (including in jurisdictions where the Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company. Section 2.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income and non income Tax Returns filed with respect to the Company for all open taxable periods and indicates those Tax Returns that have been audited and/or those Tax Returns that currently are the subject of audit. The Sellers have delivered to Buyer correct and complete copies of all federal, foreign and state income and non-income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received for all open taxable periods.

STOCK PURCHASE AGREEMENT	9

(d)        The Company does not have Liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)        No claim has been made in writing or question or inquiry made by a taxing authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation by that jurisdiction.

(f)        The Company has not been a member of an affiliated, consolidated, combined, or unitary group for Tax purposes, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of the Company was determined or taken into account for Tax Purposes with reference to or in conjunction with any Tax liability or Tax asset of any other person.

(g)        The Company is not a party to any tax sharing agreement or to any other agreement or arrangement, as a result of which liability of the Company to any taxing authority is determined or taken into account with reference to the activities of any other person, and the Company is not currently under any obligation to pay any amounts as a result of having been a party to such an agreement or arrangement, regardless of whether such tax is imposed on the Company.

(h)        The Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under applicable Tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)        The Company has disclosed on their federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j)        The Company has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(k)        The Company has never had a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

(l)        All individuals working for the Companies have been properly classified as an employee or an independent contractor.

(m)        The Company maintains on file all Tax-free reseller exemption certificates for sales Tax purposes for those customers for which sales tax was not collected.

(n)        The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding provision of state, local, or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the

STOCK PURCHASE AGREEMENT	10

applicable period specified in Code § 897(c)(1)(A)(ii). The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)        change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)        “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)        intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)        installment sale or open transaction disposition made on or prior to the Closing Date;

(v)        prepaid amount received on or prior to the Closing Date; or

(vi)        discharge of indebtedness income pursuant to Code Section 108(i).

(o)        The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

Section 2.12 Intellectual Property.

(a)Section 2.12(a) of the Disclosure Schedule contains a correct and complete list of all patent applications, registered marks, and registered copyrights that are owned (pursuant to license agreements or otherwise) by the Company.

(b)        Except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company (i) owns and possesses all right, title, and interest, free and clear of all Encumbrances, to all patents, registered marks, and copyrights owned by it and set forth on Schedule 2.12(a) of the Disclosure Schedules, or (ii) has a valid and enforceable license to use all patents, registered marks, copyrights, and software used by it (the “Company Intellectual Property”).

(c)To the knowledge of Sellers, the operation of the Business as currently conducted does not infringe, misappropriate, or otherwise conflict with any intellectual property rights of any third party. No third party has infringed, misappropriated, or otherwise conflicted with any of the Company Intellectual Property, except as set forth in Schedule 2.14. Notwithstanding the generality of any other representations or warranty in this Agreement, the representations and warranties contained in this Section 2.12 shall be deemed to contain the only representations and warranties in this Agreement with respect to Company Intellectual Property.

Section 2.13 Contracts; No Defaults.

(a)        Schedule 2.13(a) of the Disclosure Schedules identifies each of the following Contracts to which the Company is a party: (i) the performance of services or

STOCK PURCHASE AGREEMENT	11

delivery of goods or materials by Company, the performance of which involves consideration in excess of $25,000, other than purchase orders received in the Ordinary Course of Business; (ii) the performance of services or delivery of goods or materials to Company, the performance of which involves consideration in excess of $25,000, other than purchase orders issued in the Ordinary Course of Business; (iii) for borrowed money, other than trade debt incurred by Company in the Ordinary Course of Business; (iv) the lease, license, installment, and conditional sales affecting the ownership of, leasing of, title to, or use of any personal property with annual payments in excess of $25,000; (v) licensing with respect to Company Intellectual Property Assets to which Company is a party other than commercially available software; (vi) joint venture or partnership or other similar arrangement involving a sharing of profits, losses, costs, or liabilities by Company with any other Person; (vii) capital expenditures in excess of $50,000; (viii) guaranty with respect to performance of any other Person by Company; (ix) profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of a Sellers; (x) collective bargaining agreement; (xi) for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing severance benefits; (xii) under which Company has advanced or loaned any amount to its directors, officers, and employees; (xiii) the subject matter of which is confidentiality or non-competition except that which may be implied by law; (xiv) any other agreement to which one of the Companies is a party that involves any transaction greater than $15,000 in value; and (xv) each amendment in respect of any of the foregoing.

(b)        Except as set forth in Schedule 2.13(b) of the Disclosure Schedules, each Contract identified or required to be identified in Section 2.13(a) of the Disclosure Schedule (i) is legal, valid, binding, in full force and effect and valid and enforceable against Company as a party thereto and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms, except to the extent that the lack of validity or enforceability would not result in a Material Adverse Change, and (ii) the consummation of the transactions contemplated in this Agreement will not cause the failure of such Contract to be legal, valid, binding, in full force and effect and enforceable on identical terms following the consummation of the transactions. Seller has made available to Buyer a correct and complete copy of each written Contract identified in Section 2.13(a) of the Disclosure Schedule.

(c)        Except as set forth in Section 2.13(c) of the Disclosure Schedule (i) Seller is in compliance in all material respects with each Contract identified in Section 2.13(a) of the Disclosure Schedule under which Company has or had any obligation or liability or by which Company is bound and (ii) each other Person that has any obligation or liability under any Contract identified in Section 2.13(a) of the Disclosure Schedule under which Company has any rights is in compliance in all material respects with such Contract.

Section 2.14 Proceedings. Except as set forth on Section 2.14 of the Disclosure Schedule, there is no (a) unsatisfied or unpaid judgment, order, or decree applicable to the Company, (b) outstanding injunction or stipulation applicable to the Company, or (c) action, suit,

STOCK PURCHASE AGREEMENT	12

proceeding claim, demand, hearing, indictment, or investigation (each, a “Proceeding”) in which the Company is a party or has been threatened, by, against, or involving the Company or any of the assets owned or used by the Company.

Section 2.15 Labor and Employment Matters.

(a)        The Company is not a party to or bound by any collective bargaining agreement or other labor contract. At no time during the last five (5) years preceding the Closing Date has the Company experienced any strikes, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity. At no time during the five (5) years preceding the Closing Date has the Company experienced any claims of unfair labor practices or other collective bargaining disputes. The Sellers have no Knowledge of any organizational effort being made or threatened at any time during the five (5) years preceding the Closing Date by or on behalf of any labor union with respect to employees of the Company. The Company has complied with all provisions of applicable Legal Requirements pertaining to the employment of employees, including without limitation, all laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (“WARN”) and comparable state and local laws or regulations relating to or arising out of the layoff or termination of employment by the Company, except for the failure to so comply that would not have a Material Adverse Effect.

(b)        Section 2.15(b) of the Disclosure Schedule sets forth a true and complete list of the employees of the Company (identified by number only), along with the position and annual base compensation of each such employee, and any applicable incentive or bonus program applicable to such employee.

Section 2.16 Employee Benefits.

(a)        Section 2.16(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of employees of the Company (and their beneficiaries) (the “Company Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other employee benefit, program, or plan, (other than statutory or Tax-based programs such as workers’ compensation or social security) including disability benefits, deferred compensation, stock options, stock purchase, phantom stock, stock appreciation, or post-retirement compensation. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company. Complete and accurate copies of all Company Plans, the most recent determination letters received from the Internal Revenue Service (if any), the last two (2) filed Forms 5500 Annual Report and all schedules thereto, all related trust agreements, insurance contracts and

STOCK PURCHASE AGREEMENT	13

summary plan descriptions, and written summaries of all unwritten Company Plans have been made available to the Buyer. Each Company Plan is and has been administered, in all material respects, in substantial compliance with its terms and the Company has met its obligations with respect to such Company Plan.

(b)        There are no pending or threatened audits or investigations by any Governmental Authority involving any Company Plan, and no pending or threatened termination proceedings or other claims (except claims for benefits payable in the Ordinary Course of Business and Proceedings with respect to qualified domestic relations orders), or other Proceedings against or involving any Company Plan, any fiduciary thereof or service provider thereto, or asserting any rights or claims to benefits under any Company Plan.

(c)        The Company Plans that are required to be qualified under Section 401(a) of the Code have received favorable determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

(d)        No “accumulated funding deficiency” (as defined in Section 412 of the Code) has occurred with respect to any Employee Benefit Plan contributed to, or maintained by, the Company or any ERISA Affiliate which is subject to Section 412 of the Code or Title IV of ERISA.

(e)        Section 2.16(e) of the Disclosure Schedule lists each “multi-employer plan” (as defined in Section 4001(x)(3) of ERISA) to which the Company contributes or is obligated to contribute (the “Multiemployer Plans”). Neither the Company nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a complete or partial withdrawal so as to cause any liability to the Company.

Section 2.17 Environmental Matters.

(a)       For purposes of this Agreement, the following terms have the meanings provided below:

(i)        “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(ii)        “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(iii)        “Environmental Law” means any and all Legal Requirements of any Governmental Authority regulating or imposing standards of liability or standards of conduct concerning air, water, solid waste, hazardous waste, Materials of Environmental Concern, worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, health protection, and similar environmental health and safety concerns (including, without limitation, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, CERCLA, the Resource Conservation and Recovery Act, the Solid

STOCK PURCHASE AGREEMENT	14

Waste Disposal Act, the Occupational Safety and Health Act, and any and all rules, regulations, common law, orders, or directives pertaining to (A) treatment, storage, disposal, or generation of Materials of Environmental Concern (as defined below); (B) air, water, and noise pollution; (C) groundwater and soil contamination; (D) the Release (as defined below) or threatened Release into the Environment of Materials of Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes, or dumping of Materials of Environmental Concern; and (E) underground and other storage tanks or vessels.

(iv)        “Environmental Matters” means any legal obligation or liability arising under Environmental Law or common law with respect to the Environment or Materials of Environmental Concern.

(v)        “Materials of Environmental Concern” means any hazardous substance, pollutant or contaminant (including any admixture or solution thereof), oil, petroleum, and petroleum products.

(vi)        “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

(b)        Except as described or identified in Section 2.17(b) of the Disclosure Schedule or the Environmental Assessments and for exceptions which would not have a Material Adverse Effect:

(i)        the operations of the Company are in compliance with applicable Environmental Laws;

(ii)        there is no pending or threatened, civil or criminal litigation, written notice of violation, currently effective order, formal administrative proceeding, investigation, or information request relating to any Environmental Matters involving the Company, or any property used for their operations, including the Leased Real Property;

(iii)        the Company has obtained, and is in compliance with, those Permits, licenses, and approvals required under applicable Environmental Law to operate the Business as currently operated by the Company;

(iv)        except those Materials of Environmental Concern that are used by the Company to operate the Business in the Ordinary Course of Business, the Company has not caused Materials of Environmental Concern to be present on or in the Environment at the Leased Real Property;

(v)        there has been no Release of any Materials of Environmental Concern at or from the Leased Real Property while the Company has owned or occupied the Leased Real Property that under Environmental Law (A) could reasonably be expected to impose a liability for removal, remediation, or other clean-up or (B) could be reasonably be expected to result in the imposition of a lien on the Leased Real Property or assets of the Company; and

STOCK PURCHASE AGREEMENT	15

(vi)        there are no underground storage tanks located on, nor have any underground storage tanks been removed by the Company from, the Leased Real Property.

(c)        Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 2.17 are the sole and exclusive representations made in this Agreement by the Sellers with respect to Environmental Laws, Environmental Matters, and Materials of Environmental Concern.

Section 2.18 Legal Compliance. Except as set forth in Section 2.18 of the Disclosure Schedule, the Company is, and at all times during the five (5) years preceding the Closing Date has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except for failure to so comply which would not have a Material Adverse Effect.

Section 2.19 Permits. Each permit, license, franchise, or authorization from any Governmental Authority that is used by the Company in the conduct of its business or operations as presently conducted (collectively, the “Permits”) is listed in Section 2.19 of the Disclosure Schedule, except for those Permits for which the failure to have would not have a Material Adverse Effect. To the Sellers’ Knowledge, no Permit will be revoked, terminated prior to its normal expiration date, or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

Section 2.20 Insurance. Section 2.20 of the Disclosure Schedule lists material policies of insurance maintained by or for the benefit of the Company. Sellers represent that all such policies shall remain in full force and effect through January 5, 2015.

Section 2.21 Customers and Suppliers.

(a)        Section 2.21(a) of the Disclosure Schedule identifies the twenty (20) largest customers of the Business, based on revenue for the year ended December 31, 2013 and the twenty (20) largest customers for the 9 months ended September 30, 2014.

(b)        Section 2.21(b) of the Disclosure Schedule identifies the twenty (20) largest suppliers of the Business, based on expenses for the year ended December 31, 2013 and the twenty (20) largest suppliers for the 9 months ended September 30, 2014.

(c)        No customer identified in Section 2.21(a) of the Disclosure Schedule and no supplier identified in Section 2.21(b) of the Disclosure Schedule has provided written notice to the Company of such customer’s or supplier’s intent to terminate its relationship with the Company.

Section 2.22 Brokers’ Fees. Except as set forth on Section 2.22 of the Disclosure Schedule, none of the Sellers, the Company, nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 2.23 Book and Records; Bank Accounts. The books of account and other financial records of the Company, all of which have been made available to the Buyer, are complete and correct in all material respects and represent actual, bona fide transactions. The corporate minute book of the Company, which has been made available to the Buyer, contains the current Organizational Documents and accurate and substantially complete records of all

STOCK PURCHASE AGREEMENT	16

meetings held of, and corporate action taken by, any shareholder, the board of directors, and committees of the board of directors of the Company. At the Closing, all of those books and records will be in the possession of the Company. Section 2.23 of the Disclosure Schedule lists the names, account numbers, and locations of all banks and other financial institutions of which the Company has any accounts or safe deposit boxes, and the names of all Persons authorized to draft or have access to any such accounts.

Section 2.24 Certain Business Relationships with the Company. Except as set forth on Section 2.24 of the Disclosure Schedule, none of the Sellers nor any of their Affiliates, has been involved in any business arrangement or relationship with the Company within the past 24 months, and none of the Seller or any of its Affiliates owns any asset, tangible or intangible, that is used in the business of the Company.

Section 2.25 Recalls and Defects. Except for ordinary course warranty claims (for which a reserve is established), there are no defects that would, in the aggregate, have a Material Adverse Effect, whether known or unknown, existing in any units manufactured by the Sellers and/or the Companies or any predecessor entity for which the Sellers and/or the Companies have liability upon which any valid legal claim may be made against the Buyer and/or the Companies after Closing.

Section 2.26 No Operations from January 1 to the Closing Date. Buyer did not conduct operations or make any sales or accept any inventory-related deliveries from January 1, 2015 to the Closing Date.

Section 2.27 American RV Exports, LLC. Prior to the Closing Date, the Sellers will dissolve the wholly owned subsidiary, American RV Exports, LLC. Any proceeds realized through such dissolution and liquidation shall be the property of the Sellers to distribute in accordance with the Operating Agreement of American RV Exports, LLC.

Section 2.28 Legal Employees. All employees are legally employed by the Companies, and there are no violations of any applicable immigration laws.

Section 2.29 Retirement of Certain Payables and Receivables. Sellers represent that all Dividends Payable, Notes Payable and Notes Receivable owed to and by Sellers, and/or to past or present directors, and executive officers shall be fully retired and paid off prior to or at Closing. Further, Sellers represent that all debt owed to financial institutions on which the Companies or Sellers are the primary obligor shall be fully paid prior to Closing.

Article 3.    REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

Section 3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 3.2 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the other agreements and instruments to be executed by the Buyer in connection herewith, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement and such other agreements and instruments contemplated hereby have been, or will be on the Closing Date, duly

STOCK PURCHASE AGREEMENT	17

and validly executed and delivered by the Buyer and constitute (or will constitute on the Closing Date), assuming the due authorization, execution, and delivery by the other parties thereto, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that such enforcement may be subject to or limited by (a) the effect of the applicable bankruptcy, reorganization, moratorium, and similar Legal Requirements related to or affecting the rights of creditors generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or in equity).

Section 3.3 Noncontravention.

(a)       Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, will (i) conflict with or violate any provision of the Organizational Documents of the Buyer, (ii) conflict with, result in Breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent, or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Encumbrance, or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets are subject, or (iii) assuming that the filings, registrations, notifications, authorizations, consents, and approvals referred to in Section 2.4(b) hereof have been obtained or made, as the case may be, violate any Legal Requirement applicable to the Buyer or any of its properties or assets, except in the case of clause (ii), any conflict, Breach, default, right, requirement, or violation which would not reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Buyer or on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”).

(b)       No filing or registration with, notification to, or authorization, consent, or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement or the performance by the Buyer of its obligations hereunder, except (i) compliance with any applicable filing requirements of the HSR Act, or (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations, and filings, the failure of which to be obtained or made would not have a Buyer Material Adverse Effect.

Section 3.4 Broker’s Fees. Neither the Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement

Section 3.5 Litigation. There are no Proceedings pending against, or, to the Buyer’s Knowledge, threatened against, the Buyer which would reasonably be expected to have a Buyer Material Adverse Effect.

Section 3.6 Investment Intent. The Buyer is acquiring the Company Units for investment for its own account and not with a view to the distribution of any part thereof. The Buyer acknowledges that the Company Units have not been registered under the Legal Requirements of any jurisdiction.

STOCK PURCHASE AGREEMENT	18

Section 3.7 Solvency. On the Closing Date, the Buyer will have the financial resources to pay the Closing Purchase Price on the terms contained in this Agreement. Following the Closing, the assets of the Buyer will exceed the total amount of its liabilities, the Buyer will be able to pay its debts in the ordinary course of business as they mature, and the Buyer will have sufficient capital resources to carry on its business and the business of the Company and to fulfill all of its obligations hereunder.

Article 4.     INDEMNIFICATION

Section 4.1 Indemnification by the Sellers. Subject to the terms and conditions of this Article 4, from and after the Closing Date, the Sellers shall jointly and severally indemnify the Buyer, the Company, and their Affiliates (the “Buyer Indemnified Persons”) in respect of, and hold the Buyer Indemnified Persons harmless against, any and all liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs, and expenses (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Damages”) incurred or suffered by a Buyer Indemnified Person related to, resulting from, or attributable to: (a) any (i) Breach of any representation or warranty of the Sellers contained in this Agreement or (ii) Breach of any covenant or agreement of the Sellers contained in this Agreement, including, but not limited to, Seller’s failure to properly account for any accruals or liabilities in accordance with GAAP; (b) any failure of any of the Sellers to have good title to the issued and outstanding Company Units free and clear of any Encumbrance; (c) any and all known claims for which an adequate reserve (as determined by Exhibit 1.3 and, if not covered by Exhibit 1.3, then by GAAP) does not exist; (d) any and all known or unknown claims that are, in whole or in part, attributable or allegedly attributable to actions or inactions of the Company and/or its agents prior to Closing (for purposes of clarity, this provision shall refer to all forms of legal claims and, as it relates to units manufactured, shall include any claims associated with any unit that is fully manufactured prior to Closing); provided, however, that those claims for which an adequate reserve (as determined by Exhibit 1.3 and, if not covered by Exhibit 1.3, then by GAAP) exists in the Company’s financial records at the time of Closing shall be excluded from indemnification; or (e) resulting from any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made or alleged to have been made with any of the Sellers or the Company (or any person or entity acting on their behalf) in connection with any of the transactions contemplated hereby.

Section 4.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article 4, from and after the Closing, the Buyer shall indemnify the Sellers and each of them in respect of, and hold the Sellers and each of them harmless against, any and all Damages incurred or suffered by any of the Sellers or any Affiliate thereof related to, resulting from, or attributable to: (a) any (i) Breach of any representation or warranty of the Buyer contained in this Agreement or (ii) Breach of any covenant or agreement of the Buyer contained in this Agreement; (b) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made or alleged to have been made with the Buyer in connection with any of the transactions contemplated hereby; or (c) the operation of the Business or assets of the Company from and after the Closing Date excluding any such operation of the Business or assets of the Company that occurred, in whole or in part, prior to the Closing Date.

STOCK PURCHASE AGREEMENT	19

Section 4.3 Claims for Indemnification.

(a)       Third-Party Claims. All claims for indemnification made under this Article 4 resulting from a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article 4 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit, or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the potential assertion of any such claim by a third party (collectively, an “Action”). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Action with counsel selected by the Indemnifying Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding, or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding, or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b)       Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article 4 that is not subject to Section 4.3(a) shall deliver to the Indemnifying Party or in the case of the Sellers, to the Sellers’ Representative, a prompt written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 4 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within sixty (60) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), or (ii) contest that the Indemnified Party is entitled to receive the Claimed Amount in whole or in part. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, then either Party may file a claim subject to the terms and provisions of this Agreement. As a condition to any payment by the Indemnifying Party, the Indemnified Party shall assign to the Indemnifying Party all of its rights with respect to the subject matter of the claim or otherwise make arrangements reasonably satisfactory to the Indemnifying Party to provide that the Indemnifying Party is subrogated to such rights.

STOCK PURCHASE AGREEMENT	20

Section 4.4 Survival.

(a)       Except as expressly set forth in this Agreement, the representations and warranties of the Sellers and the Buyer set forth in this Agreement, the Sellers’ Certificate, and the Buyer’s Certificate, and the right to make a claim hereunder with respect to a Breach thereof, shall survive the Closing and the consummation of the transactions contemplated hereby and shall remain in full force and effect until the expiration of all statute of limitations for any claim subject to a claim of indemnity hereunder at which time they shall expire. Any valid claim for a Breach of a representation or warranty pursuant to Section 4.1(a)(i) or Section 4.2(a)(i) that is properly asserted in writing pursuant to Section 4.3 prior to the expiration as provided in Section 4.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

Section 4.5 Limitations.

(a)       Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply to any claim for indemnification under this Section 4:

(i)       the Sellers shall have no liability to the Buyer Indemnified Persons pursuant to this Article 4 (other than in respect of any breaches of representations contained in Sections 2.1, 2.2, 2.3, and 2.4 of this Agreement) until the aggregate amount of all alleged Damages resulting therefrom exceed an amount equal to one percent (1%) of the Purchase Price (the “Basket”), and then indemnity shall attach to the first dollar of the indemnified claim(s); and

(ii)       the overall aggregate liability of the Sellers to the Buyer Indemnified Persons pursuant to this Article 4 (other than in respect of breaches of representations contained in Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement) shall not exceed an amount equal to fifteen percent (15%) of the Purchase Price.

(b)       Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Base Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4 hereof, and the amount of any Damages for which indemnification is provided under this Article 4 shall be calculated net of any accruals, reserves, or provisions reflected in the Final Net Assets that is applicable to the matter for which the accrual, reserve, or provision was created.

Section 4.6 Manner of Payment. Any indemnification payments pursuant to this Article 4 shall be effected by wire transfer of immediately available funds to an account designated in writing by the Indemnified Person, or for payments made pursuant to Section 4.2, by the Sellers’ Representative, within ten (10) Business Days after the final determination thereof. All amounts to be paid by the Sellers under this Article 4 shall first be paid from the Escrow.

Article 5.       TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date.

STOCK PURCHASE AGREEMENT	21

Section 5.1 Tax Indemnification. The Sellers shall indemnify the Company and the Buyer indefinitely and hold them harmless from and against (a) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion thereof through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract, or pursuant to any Legal Requirement which Taxes relate to an event or transaction occurring before the Closing, (d) any future tax exposures related to the invalidation of the Subchapter S status of Cruiser RV and any of the Sellers for all pre-acquisition periods, and (e) any tax deductions taken related to tax step up from the Section 338(h)(10) election as referenced in Section 5.7. The indemnity provided in this Section 5.1 is not subject to the limitations contained in Article 4 hereof.

Section 5.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

Section 5.3 Responsibility for Filing Tax Returns. The Seller shall prepare or cause to be prepared and cause to be timely filed all Tax Returns for the Company that are filed after the Closing Date that pertain to periods prior to the Closing Date. Upon completion of such Tax Returns for the Company that pertain to periods prior to the Closing Date, Sellers shall pay to Buyers (through the use of Escrow funds established hereunder, if available), any Tax payments due on such returns. Buyer shall then remit or cause to be remitted all Taxes in respect of such Tax Returns payable after the Closing Date. The Sellers shall permit the Buyer to review and comment on each such Tax Returns described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer’s Representative. In the event of a dispute between the Parties with respect to any item on any such Tax Return filed by the Seller pursuant to this Section 5.3, the Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. The Buyer agrees to file all permitted extensions of time to file such Tax Return as shall be reasonably required to allow any such dispute to be resolved. If the Parties hereto cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 1.4(b) and Section 1.4(c) hereof.

Section 5.4 Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers. The Buyer shall promptly notify the Sellers’ Representative in writing of any Tax refund(s) received by or payable to the Company after the Closing that relate to Tax periods or portions thereof ending on or before the Closing Date. The Buyer shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. The Buyer shall cooperate, and cause the Company to cooperate, in obtaining any refund that the Sellers reasonably believe should be available, including without limitation, through filing appropriate forms with the applicable

STOCK PURCHASE AGREEMENT	22

Taxing Authorities. Any costs incurred in the pursuit of such returns for the benefit of the Sellers shall be the responsibility of the Sellers.

Section 5.5       Cooperation on Tax Matters; Tax Audits.

(a)       The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article 5 and any Tax Audit or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority (any such agreements are listed in Schedule 5.5(a) hereof), and (ii) to give the other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other Party so requests, the Buyer or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(b)       The Sellers shall have the sole right to represent the Company’s interests in any audit or examination (“Tax Audit”) or Proceeding by any Taxing Authority with respect to Tax periods or portions thereof ending on or before the Closing Date and to employ counsel of its choice at its expense. In the case of a Straddle Period, the Sellers shall be entitled to participate at its expense in any Tax Audit or Proceeding relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date and, with the written consent of the Buyer (which shall not be reasonably withheld), at the Sellers’ sole expense, may assume the control of such entire Tax Audit or Proceeding. Neither Buyer or Sellers or any of their respective affiliates may settle or otherwise dispose of any Tax Audit or Proceeding for which the other party may have a liability under this Agreement or retroactive or prospective tax consequence, or which may result in an increase in either’s liability under this Agreement, without the prior written consent of the affected party or affiliate, which consent shall not be unreasonably withheld but which may be conditioned on indemnifying the affected party or affiliate with respect to such liability.

(c)       The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)       The Buyer and the Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.

(e)       Neither the Buyer (or its Affiliates) nor the Sellers (or their Affiliates) shall (or shall cause or permit the Company to) amend, refile, or otherwise modify any

STOCK PURCHASE AGREEMENT	23

Tax Return relating in whole or in part to the Company with respect to Tax periods or portions thereof ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the other party’s representative, which consent may be withheld in the sole discretion of the representative.

Section 5.6 Certain Taxes and Fees. All excise, sales, use, transfer, stamp, documentary, filing, recordation, and other similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties (the “Transfer Taxes”), resulting from the transfer of the Company Units pursuant to this Agreement shall be borne by the Sellers. Notwithstanding anything contained in this Article 5 to the contrary, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and timely filed by the Party bearing such Transfer Taxes as provided herein.

Section 5.7 Taxes and Section 338(h)(10) Election. Buyer and Sellers agree that under applicable federal tax laws and, to the extent permitted under applicable federal and state tax laws, the purchase and sale of the Units of CRV shall, for purposes of all income and similar Taxes, be treated as a sale by Company of its assets and properties. In pursuance thereof, Buyer and Sellers shall jointly make the election provided in Section 338(h)(10) of the Code and applicable Treasury Regulations and, to the extent permitted under applicable state tax laws, shall also make or be deemed to make such election or any similar election under and for purposes of state income and similar Taxes (the “Election”). Buyer shall prepare, and Buyer and Sellers shall execute and file Internal Revenue Service Form 8023 and all accompanying schedules and all other forms, elections, and statements required by any Taxing Authority relating to any Taxes to which Buyer, Company, or Sellers may be subject that is necessary or appropriate to effectuate, evidence, and confirm the Election. Buyer, Sellers, and Company shall file all federal income Tax Returns, and where applicable, state income and similar Tax Returns, in a manner consistent with the foregoing. Within 60 days after the finalization of the Closing Date Balance Sheet, Buyer shall deliver to Sellers a proposed Form 8883, based on the valuation of the assets prepared by Stout Risius Ross (“SRR”) and in accordance with Treas. Reg. Section 1.338-4 and using the methodology on Exhibit 5.7. Sellers shall be deemed to have accepted the valuation and the allocation unless they deliver a written notice to Buyer within 10 days of receipt of the proposed Form 8883, setting forth the items of disagreement. If Sellers have delivered a timely notice of disagreement, Sellers and Buyer shall negotiate in good faith to resolve the items of disagreement. If they have not been resolved within 10 days of Buyer’s receipt of the notice of disagreement, the item of disagreement shall be submitted to McGladery LLP for resolution (including, if needed, a appraisal of the assets). Buyer shall pay for the valuation. If there is an objection by the Sellers, and a appraisal is undertaken, the parties shall equally pay for the appraisal.

Section 5.8 Partial Contribution toward Tax Gross-Up Amount. In addition to the payment of the purchase price contemplated in Article 1 hereof, Buyer shall pay up to a maximum amount of One Hundred Thousand Dollars to Sellers or Fifty percent of the tax gross-up amount resulting form the Section 338(h)(10) election, whichever amount is less. This amount shall be paid by Buyer within ten (10) business days of receipt of a completed calculation revealing the tax gross-up amount.

STOCK PURCHASE AGREEMENT	24

Article 6.       FURTHER AGREEMENTS

Section 6.1 Access to Information; Record Retention; Cooperation.

(a)       Access to Information. Following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel, and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data, and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Company or its business or operations prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 6.1(a) for, without limitation, any financial reporting and accounting matters, preparing or verifying financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending, or settling any litigation, Environmental Matter, or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b)       Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees, and agents to the extent that such persons may reasonably be required in connection with any legal, administrative, or other proceedings in which the requesting Party may from time to time be involved relating to the Company or its businesses or operations prior to the Closing or for any other matter referred to in Section 6.1(a).

(c)       Reimbursement. A Party providing Information or personnel to the other Party under Section 6.1(a) or Section 6.1(b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements, and other out-of-pocket expenses, as may be reasonably incurred in providing such Information; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d)       Confidentiality. Each of the Buyer and the Sellers shall hold, and shall use commercially reasonable efforts to cause their respective Affiliates, consultants, and advisors to hold in strict confidence all Information concerning the other furnished to it by the other Party or the other Party’s representatives at any time prior to Closing or pursuant to this Section 6.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of the terms of this Section 6.1, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the other Party pursuant hereto, provided that the source of such information was not known

STOCK PURCHASE AGREEMENT	25

by the receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information, or (iii) is or becomes available to the receiving Party from a source other than the other Party, provided that such source is not, to the Knowledge of the receiving Party at the time of receipt, bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law; provided, however, that in the case of disclosure compelled by judicial or administrative process, the disclosing Party shall notify the non-disclosing Party promptly of the request or requirement so that the non-disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.1(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the written advice of counsel, compelled to disclose any Information by judicial or administrative process, such Party may so disclose the Information; provided, however, that, at the written request of the non-disclosing Party, the disclosing Party shall use commercially reasonable efforts to obtain, at the expense of the non-disclosing Party an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

Section 6.2 Further Assurances. At any time and from time to time after the Closing, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 6.3 Employee Matters.

(a)       Each individual who is employed by the Company immediately prior to the Closing Date shall remain an employee of the Company following the Closing Date (each such employee, an “Affected Employee”).

(b)       As of the Closing, each Affected Employee shall remain eligible to participate, without any waiting time, in welfare benefit plans currently available to employees of CRV and DRV.

(c)       Effective as of the Closing, the Buyer shall cause the Company to continue to recognize all accrued and unused vacation days, holidays, personal, sickness, and other paid time off days (including banked days) that have accrued to Affected Employees through the Closing and which have been reserved for in the Closing Net Asset Schedule.

(d)       The Buyer acknowledges that no Affected Employee shall be terminated solely due to the transaction contemplated by this Agreement, and therefore no obligations under the Consolidated Omnibus Reconciliation Act of 1985, as amended, and the regulations and rules issued pursuant thereto (“COBRA”) will arise in connection with such transaction. The Buyer shall or shall cause the Company to meet

STOCK PURCHASE AGREEMENT	26

any obligation under COBRA with respect to qualifying events occurring after the Closing.

(e)       From the Closing Date to May 1, 2015, the Buyer shall ensure that the Company does not terminate the employment of any Affected Employees so as to cause any “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) such that the Company has any obligation under the WARN Act that the Company otherwise would not have had absent such terminations.

Article 7.       MISCELLANEOUS

Section 7.1 Definitions and Usage

(a)       Defined Terms. In addition to other terms defined in this Agreement, capitalized terms used in this Agreement have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. This specifically includes officers, directors, and employees. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by virtue of the office held by such Person, by contract, or otherwise.

“Breach” means, as to any representation, warranty, covenant, obligation, or other provision of this Agreement or any other instrument or certificate executed and delivered pursuant hereto, any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the City of Elkhart, Indiana are authorized or required to be closed.

“Contract” means any agreement, lease, contract, note, mortgage, indenture, or other legally binding obligation or commitment, written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrances” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (A) mechanic’s, materialmen’s, and similar liens that are individually and in the aggregate not material to the Company, taken as a whole, (B) liens on goods in transit incurred pursuant to documentary letters of credit, (C) liens with respect to current Taxes not yet due and payable or due but not delinquent, (D) purchase money liens and liens securing rental payments under capital lease arrangements, and (E) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Environmental Assessments” means any environmental reports, assessments, and any similar reports obtained by Buyer regarding any of the Tangible Property.

STOCK PURCHASE AGREEMENT	27

“Governmental Authority” means the government of the United States of America, the government of Canada, any nation, state, province, principality, county, city, town, village, district, or other jurisdiction of any nature located within the United States or Canada, and any federal, state, local, municipal, other government, or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature within the United States of America or Canada.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or, in the exercise of reasonable diligence, should have been aware of such fact or matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Leased Real Property” means certain real property commonly known as 1500 N. Detroit Street, LaGrange, IN 46761.

“Legal Requirement” means any federal, state, local, municipal, constitution, law, rule, ordinance, principle of common law, code, regulation, statute, or treaty, and any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Material Adverse Effect” means an effect on the business, financial condition, or results of operations of the Company that concerns or involves (a) an amount alleged to be greater than $15,000 or (b) would otherwise have a significant non-financial effect on the operations of the Companies, except to the extent such adverse effect results from (A) general economic, financial, or market conditions in any of the geographic areas in which the Company operates, (B) conditions caused by acts of terrorism or war (whether or not declared), (C) conditions or circumstances generally affecting the businesses or industries, as a whole, in which the Company operates, (D) the consummation of the transactions contemplated hereby, or (E) any changes in applicable Legal Requirements.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

“Organizational Documents” means (A) the articles or certificate of incorporation and the bylaws of a corporation; (B) the partnership agreement and any statement of partnership of a general partnership; (C) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (D)

STOCK PURCHASE AGREEMENT	28

the operating agreement or limited liability company agreement and articles or certificate of organization of a limited liability company; (E) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (F) any amendment to any of the foregoing.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(b)       Usage.

(i)       Interpretation. In this Agreement, unless a clear contrary intention appears:

(A) the singular number includes the plural number and vice versa;

(B) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(C) reference to any gender includes each other gender;

(D) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(E) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect as of the date of the Closing, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(F) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

(G) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(H) “or” is used in the inclusive sense of “and/or;”

(I) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

STOCK PURCHASE AGREEMENT	29

(J) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto; and

(K) all references to “Dollars” or “$” refer to currency of the United States of America.

(ii)       Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

Section 7.2 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party (and in the case of the Sellers, the Sellers’ Representative); provided, however, that either Party may make any public disclosure it believes in good faith is required by law, regulation, or stock market rule (in which case the disclosing Party shall advise the other Party and the other Party shall have the right to review such press release or announcement prior to its publication).

Section 7.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

Section 7.4 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, the Company will be deemed to be an Affiliate of the Sellers and not of the Buyer. Following the Closing, the Company will be deemed to be an Affiliate of the Buyer and not of the Sellers.

Section 7.5 Entire Agreement. This Agreement (including the Disclosure Schedules) and the Confidentiality Agreement constitute the entire agreement between the Buyer, on the one hand, and the Sellers, on the other hand. This Agreement supersedes any prior understandings, agreements, or representations by or between the Buyer and its Affiliates, on the one hand, and the Sellers, on the other hand, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

Section 7.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

Section 7.7 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

Section 7.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

STOCK PURCHASE AGREEMENT	30

Section 7.9 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) upon transmission when sent by facsimile, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the facsimile transmission by nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the intended recipient as set forth below:

If to the Buyer:	Mr. Robert Martin Chief Executive Officer Thor Industries, Inc. 601 East Beardsley Avenue Elkhart, In 46514

Copy to:	Mr. Todd Woelfer Senior Vice President, General Counsel and Corporate Secretary Thor Industries, Inc. 601 East Beardsley Avenue Elkhart, IN 46514

If to the Sellers:	Mr. David Fought 11325 Fishers Pond Middlebury, Indiana 46540

Copy to:	Mr. Ryan Fountain 420 Lincoln Way West Mishawka, Indiana 46544

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Indiana.

STOCK PURCHASE AGREEMENT	31

Section 7.11 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7.13 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For avoidance of doubt, the Parties acknowledge that the Sellers will be permitted to allocate any of their costs and expenses to the Company prior to the Closing, and that such costs and expenses shall be paid at the Closing, provided such costs and expenses are appropriately reflected in the Financial Statements and the Final Net Assets.

Section 7.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

Section 7.15 Incorporation of Exhibits, Schedules, and Attachments. The Exhibits, Schedules, and Attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 7.16 Submission to Jurisdiction. The Parties hereby irrevocably and unconditionally (i) agree that any legal dispute arising from this Agreement or the transaction contemplated herein shall be submitted to binding arbitration, using the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that they shall attempt in good faith to agree upon a single arbitrator to decide the matter. In the even that after a period of fifteen (15) days after receipt of the demand for arbitration the parties have failed to agree upon an arbitrator, each party shall name a single arbitrator. The two named arbitrators shall then be responsible for identifying a single arbitrator who may decide the case. The selection criteria for that single arbitrator shall be that the proposed arbitrator have sufficient experience in

STOCK PURCHASE AGREEMENT	32

transactions similar to the one contemplated herein. Unless otherwise agreed, in writing, by both parties, the arbitration shall take place in Elkhart Country, Indiana. Each party shall be responsible for its own costs and fees.

STOCK PURCHASE AGREEMENT	33

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

BUYER Heartland Recreational Vehicles, LLC By: /s/ Chris J. Hermon PRINTED NAME: CHRIS HERMON TITLE: PRESIDENT
[SELLERS’ SIGNATURES ON FOLLOWING PAGE(S)]

STOCK PURCHASE AGREEMENT	SIGNATURE PAGE

SELLERS’ SIGNATURES:

BY: /s/ David E. Fought

PRINTED NAME: David E. Fought for Sidnaw Corporation, Inc.

BY: /s/ David E. Fought

PRINTED NAME: David E. Fought

BY: /s/ Jeffrey D. Fought

PRINTED NAME: Jeffrey D. Fought

BY: /s/ Paul R. Corman

PRINTED NAME: Paul R. Corman

BY: /s/ John J. Mohamed

PRINTED NAME: John J. Mohamed

BY: /s/ Robert L. Tiedge

PRINTED NAME: Robert L. Tiedge

BY: /s/ Dan E. VanLiew

PRINTED NAME: Dan E. VanLiew

BY: /s/ E. Dale Fenton

PRINTED NAME: E. Dale Fenton

BY: /s/ Laure R. Cunningham

PRINTED NAME: Laure R. Cunningham

STOCK PURCHASE AGREEMENT	SIGNATURE PAGE

LIST OF SCHEDULES